Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the aTyr Pharma, Inc. 2015 Stock Option and Incentive Plan, as amended and the aTyr Pharma, Inc. Non-Qualified Stock Option Agreement for Non-Plan Inducement Grant of our report dated March 14, 2024, with respect to the consolidated financial statements of aTyr Pharma, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

August 13, 2024